Exhibit (a)(1)(E)

Offer to Purchase for Cash

by

EMTEC, INC.

of

Up to 2,864,584 Shares of Its Common Stock

At a Purchase Price of $1.92 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, OCTOBER 4, 2005, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated Wednesday, September 7, 2005 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Emtec, Inc., a Delaware corporation (“Emtec”), to purchase for cash up to 2,864,584 shares of its common stock, $0.01 par value per share (the “common stock”), at a price, net to the seller in cash, without interest, of $1.92 per share, on the terms and subject to the conditions of the Offer.

All shares of common stock properly tendered prior to the “expiration time” (as defined in Section 1 of the Offer to Purchase) and not properly withdrawn will be purchased at the purchase price, on the terms and subject to the conditions of the Offer, including its proration provisions, and conditional tender provisions. Emtec reserves the right, in its sole discretion, to purchase more than 2,864,584 shares of common stock in the Offer, subject to applicable law. Shares of common stock tendered at prices greater than the purchase price and shares of common stock not purchased because of proration provisions or conditional tenders will be returned to the tendering shareholders at Emtec expense promptly after the expiration of the Offer. See Section 1 and Section 3 of the Offer to Purchase.

If the number of shares of common stock properly tendered is less than or equal to 2,864,584 shares of common stock (or such greater number of shares as Emtec may elect to purchase pursuant to the Offer), Emtec will, on the terms and subject to the conditions of the Offer, purchase at the purchase price selected by Emtec all shares of common stock so tendered.

On the terms and subject to the conditions of the Offer, if at the expiration of the Offer more than 2,864,584 shares of common stock (or any such greater number of shares as Emtec may elect to purchase) are properly tendered at or below the purchase price, Emtec will buy shares of common stock first, from all stockholders who own, beneficially or of record, an aggregate of fewer than 100 shares who properly tender all their shares and do not withdraw them before the expiration date, second, on a pro rata basis from all other stockholders who properly tender shares, subject to conditional tenders, and third, only if necessary to permit Emtec to purchase 1,058,823 shares, from stockholders who have tendered shares subject to the condition that a specified minimum number of the stockholder’s shares be purchased if any shares are purchased in the tender offer as described in Section 6 of the Offer to Purchase (for which the condition was not initially satisfied, and provided the stockholders tendered all of their shares) by random lot, to the extent feasible.

We are the owner of record of shares of common stock held for your account. As such, we are the only ones who can tender your shares of common stock, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender shares of common stock we hold for your account.

Please instruct us as to whether you wish us to tender any or all of the shares of common stock we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

1. You should consult with your broker or other financial or tax advisor on the possibility of designating the priority in which your shares of common stock will be purchased in the event of proration.

2. The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions set forth in Section 7 of the Offer to Purchase.

3. The Offer, proration period and withdrawal rights will expire at 12:00 midnight, New York City time, on Tuesday, October 4, 2005, unless Emtec extends the Offer.

4. The Offer is for 2,864,584 shares of common stock, constituting approximately 16.6% of the total number of outstanding shares of common stock as of September 6, 2005.

5. Tendering shareholders who are registered shareholders or who tender their shares of common stock directly to Zions First National Bank will not be obligated to pay any brokerage commissions or fees to Emtec, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on Emtec purchase of shares of common stock under the Offer. Tendering stockholders who own shares through a broker or other nominee, may be charged a fee by the broker or nominee for tendering shares on behalf of the tendering stockholder.

6. If you own beneficially or of record an aggregate of fewer than 100 shares, and you instruct us to tender on your behalf all such shares before the expiration date and check the box captioned “Odd Lots” in the attached Instruction Form, Emtec, upon the terms and subject to the conditions of the tender offer, will accept all such shares for purchase before proration, if any, of the purchase of other shares properly tendered and not properly withdrawn.

7. If you wish to condition your tender upon the purchase of all shares of common stock tendered or upon Emtec purchase of a specified minimum number of the shares of common stock which you tender, you may elect to do so and thereby avoid possible proration of your tender. Emtec purchase of shares of common stock from all tenders which are so conditioned will be determined by random lot. To elect such a condition complete the section captioned “Conditional Tender” in the attached Instruction Form.

If you wish to have us tender any or all of your shares of common stock, please so instruct us by completing, executing, detaching and returning to us the attached instruction form. If you authorize us to tender your shares of common stock, we will tender all your shares of common stock unless you specify otherwise on the attached Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the expiration of the Offer. Please note that the Offer, proration period and withdrawal rights will expire at 12:00 midnight, New York City time, on Tuesday, October 4, 2005 unless the Offer is extended.

The Offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of shares of common stock. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of common stock residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Instruction Form

With Respect to

Offer to Purchase for Cash

by

EMTEC, INC.

of

Up to 2,864,584 Shares of its Common Stock

At a Purchase Price of $1.92 Per Share

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated Wednesday, September 7, 2005 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Emtec, Inc., a Delaware corporation (“Emtec”), to purchase for cash up to 2,864,584 shares of its common stock, $0.01 par value per share (the “common stock”), at a price, net to the seller in cash, without interest, of $1.92 per share, specified by the undersigned, on the terms and subject to the conditions of the Offer.

The undersigned hereby instruct(s) you to tender to Emtec the number of shares of common stock indicated below or, if no number is indicated, all shares you hold for the account of the undersigned, at the price per share indicated below, on the terms and subject to the conditions of the Offer.

Number of shares of common stock to be tendered:                                                           shares*

*	Unless otherwise indicated, it will be assumed that all shares of common stock held by us for your account are to be tendered.

ODD LOTS

(SEE INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL)

To be completed only if shares are being tendered by or on behalf of a person owning, beneficially or of record an aggregate of fewer than 100 shares. The undersigned either (CHECK ONE BOX):

☐  is the beneficial or record owner of an aggregate of fewer than 100 shares, all of which are being tendered; or

☐  is a broker, dealer, commercial bank, trust company, or other nominee that (a) is tendering for the beneficial owner(s) shares with respect to which it is the record holder, and (b) believes, based upon representations made to it by the beneficial owner(s), that each such person is the beneficial or record owner of an aggregate of fewer than 100 shares and is tendering all of those shares.

CONDITIONAL TENDER

(SEE INSTRUCTION 13 OF THE LETTER OF TRANSMITTAL)

A tendering shareholder may condition his or her tender of shares of common stock upon Emtec purchasing a specified minimum number of the shares of common stock tendered, all as described in Section 6 of the Offer to Purchase. Unless at least that minimum number of shares of common stock you indicate below is purchased by Emtec pursuant to the terms of the Offer, none of the shares of common stock tendered will be purchased. It is the tendering shareholder’s responsibility to calculate that minimum number of shares of common stock that must be purchased if any are purchased, and you are urged to consult your own tax advisor. Unless this box has been checked and a minimum specified, the tender will be deemed unconditional.

☐	The minimum number of shares of common stock that must be purchased, if any are purchased, is: shares.

If, because of proration, the minimum number of shares of common stock designated will not be purchased, Emtec may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering shareholder must have tendered all of his or her shares of common stock and checked this box:

☐	The tendered shares of common stock represent all shares held by the undersigned.

The method of delivery of this document is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Emtec’s Board of Directors has approved the Offer. However, neither Emtec nor any member of its Board of Directors, or the Information Agent makes any recommendation to shareholders as to whether they should tender or refrain from tendering their shares of common stock. Shareholders must make their own decision as to whether to tender their shares of common stock and, if so, how many shares of common stock to tender. In doing so, shareholders should read carefully the information in the Offer to Purchase and in the related Letter of Transmittal, including Emtec reasons for making the Offer. See Section 2 of the Offer to Purchase. Shareholders should discuss whether to tender their shares of common stock with their broker or other financial or tax advisor. Emtec’s directors have indicated that they do not intend to tender any of their own shares of common stock in the tender offer, however certain Emtec executive officers and former directors have advised Emtec that they intend to tender their own shares of common stock in the Offer. Dinesh Desai, Emtec’s Chairman, Chief Executive Officer and largest shareholder and Margaret Grabel, Emtec’s second-largest shareholder have informed Emtec that they do not intend to tender shares pursuant to the Offer. See Section 11 of the Offer to Purchase.

Signature(s):

Name(s):
(Please Print)

Taxpayer Identification or Social Security Number:

Address(es):
(Including Zip Code)

Area Code/ Phone Number:

Date: